EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS ANNUAL EARNINGS OF $14.3 MILLION
NORCAL ACQUISITION PROVIDES STRONG FUTURE GROWTH POTENTIAL

NOVATO, CA, January 27, 2014 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced fourth quarter 2013 earnings of $2.3 million, compared to $4.0 million in the third quarter of 2013 and $4.7 million in the fourth quarter of 2012. Fourth quarter 2013 results include $3.4 million in one-time expenses related to the acquisition of NorCal Community Bancorp, ("NorCal"), parent company of Bank of Alameda, ("the Acquisition"), which negatively impacted diluted earnings per share by $0.38. Diluted earnings per share totaled $0.41 in the fourth quarter of 2013, compared to $0.72 in the prior quarter and $0.86 in the same quarter a year ago. 2013 annual earnings totaled $14.3 million, compared to $17.8 million a year ago. Diluted earnings of $2.57 per share for the year ended December 31, 2013 included a negative impact of $0.43 per share related to Acquisition expenses and compared to $3.28 per share in the prior year.

The Acquisition closed on November 29, 2013, adding $173.8 million in loans, $241.0 million in deposits and $53.7 million in investment securities to Bank of Marin. The acquired assets and assumed liabilities were recorded at fair value at closing, subject to change for up to one year after the Acquisition as additional information relative to Acquisition-date fair values becomes available.

“In addition to closing the Bank of Alameda acquisition, we finished the year with organic growth in core deposits and loans, and with exceptionally high credit quality,” said Russell A. Colombo, President and Chief Executive Officer. “We are very pleased with our team’s ability to deliver these results and are focused on a continued smooth integration with significant growth potential in 2014.”

Bancorp also provided the following highlights on its operating and financial performance for the fourth quarter and year ended December 31, 2013:

•
Credit quality improved with non-accrual loans representing 0.92% of total loans at December 31, 2013, down from 1.58% last quarter and 1.64% from a year ago. Net recoveries for the fourth quarter totaled $266 thousand, compared to net charge-offs of $68 thousand in the prior quarter and net charge-offs of $178 thousand in the same quarter a year ago. Net recoveries for the year ended December 31, 2013 totaled $24 thousand, compared to net charge-offs totaling $3.9 million in the prior year.

•
Deposits totaled $1.6 billion at December 31, 2013, compared to $1.3 billion at both September 30, 2013 and December 31, 2012. Based on December 31, 2013 balances, the increase reflects $245.5 million in deposits acquired from Bank of Alameda. Non-interest bearing deposits totaled 40.8% of total deposits as of December 31, 2013, compared to 41.6% at the prior quarter-end and 31.1% at December 31, 2012.

•
The total risk-based capital ratio for Bancorp was 13.1% at December 31, 2013 compared to 14.1% at September 30, 2013 and 13.7% at December 31, 2012. The ratio fell due to the addition of $10.7 million in goodwill and intangibles related to the Acquisition, which are excluded from regulatory capital. The risk-based capital ratio continues to be well above regulatory requirements for a well-capitalized institution.

•
On January 23, 2014, the Board of Directors declared a quarterly cash dividend of $0.19 per share. The cash dividend is payable to shareholders of record at the close of business on February 7, 2014 and will be payable on February 14, 2014.

"Solid earnings exceeded Bank of Alameda acquisition costs this quarter, and active management of credit and investments kept net interest margin compression at bay” said Tani Girton, Chief Financial Officer. “While most of the acquisition-related expenses were absorbed in 2013, we anticipate further costs through next quarter with the system conversion expected to be complete in March 2014."

Loans and Credit Quality

Gross loans totaled $1.3 billion at December 31, 2013, an increase of $176.5 million, or 16.1% over last quarter, and $195.4 million, or 18.2% over a year ago. Based on December 31, 2013 balances, the increase primarily reflects $172.3 million in loans acquired from Bank of Alameda. Non-accrual loans totaled $11.7 million, or 0.92%, of Bancorp's loan portfolio at December 31, 2013, a decrease from $17.3 million, or 1.58%, at September 30, 2013 and $17.7 million, or 1.64%, a year ago. The decrease in non-accrual loans from the prior quarter primarily relates to a $2.8 million commercial real estate loan that paid off as the property was sold, $2.3 million in pay-downs, and $440 thousand that has been placed back onto accrual status as the loan is performing. Accruing loans past due 30 to 89 days totaled $995 thousand at December 31, 2013, compared to $2.2 million at September 30, 2013 and $588 thousand a year ago.

The provision for loan losses totaled $150 thousand in the fourth quarter of 2013, compared to a reversal in the provision for loan losses totaling $480 thousand in the prior quarter and a provision for loan losses totaling $700 thousand in the same quarter a year ago. The ratio of loan loss reserve to loans decreased from 1.26% at September 30, 2013 to 1.12% at December 31, 2013. The decrease compared to the prior quarter primarily relates to: 1) the reversal of a specific reserve on a land development loan due to improved collateral values; 2) loans acquired from Bank of Alameda marked down to fair value without allowances established; and 3) a continued low level of newly identified non-accrual loans. The provision for loan losses totaled $540 thousand and $2.9 million in 2013 and 2012, respectively. The decrease compared to the prior year primarily relates to a lower level of newly identified non-accrual loans.

Deposits

Deposits totaled $1.6 billion at December 31, 2013, compared to $1.3 billion at both September 30, 2013 and December 31, 2012. The increase in deposits from the prior year reflects both deposits acquired from Bank of Alameda and organic growth. Non-interest bearing deposits totaled 40.8% of total deposits as of December 31, 2013, compared to 41.6% at the prior quarter-end and 31.1% at December 31, 2012. The change in non-interest bearing deposits from the prior year is primarily due to an inflow of non-interest bearing deposits and a strategic product change which discontinued interest on one type of consumer account in the first quarter of 2013. This resulted in a reclassification of the accounts from interest-bearing transaction to non-interest bearing accounts, with the affected balances totaling $85.1 million at December 31, 2013 and $83.1 million at September 30, 2013.

Earnings

Net interest income totaled $15.6 million in the fourth quarter of 2013 compared to $14.0 million in the prior quarter and $15.8 million in the same quarter a year ago. The tax-equivalent net interest margin was 4.05%, 3.99% and 4.62% for those respective periods. The accretion on loans acquired from Bank of Alameda, credit recoveries and new investments contributed to the increase in net-interest margin in the fourth quarter of 2013 compared to the prior quarter. The decrease in the fourth quarter of 2013 compared to the same quarter a year ago relates to new loans yielding lower rates, rate concessions and a lower level of income recognition on acquired loans from our 2011 acquisition.

Net interest income totaled $58.8 million and $63.2 million in 2013 and 2012, respectively. The tax-equivalent net interest margin was 4.20% in 2013 compared to 4.74% in 2012. The decrease in 2013 compared to 2012 primarily relates to lower yields on investments and new loans and rate concessions. In addition, a lower level of income recognition on acquired loans from our 2011 acquisition also negatively impacted the loan yield.

Summary of Charter Oak and NorCal acquisitions' impact on net interest margin:

	Three months ended
	December 31, 2013		September 30, 2013		December 31, 2012
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$161	4 bps	$154	4 bps	$423	12 bps
Accretion on non-PCI loans	$571	14 bps	$214	6 bps	$42	1 bps
Gains on pay-offs of PCI loans	$—	0 bps	$—	0 bps	$1,022	29 bps

	Years ended
	December 31, 2013		December 31, 2012
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$706	5 bps	$1,641	12 bps
Accretion on non-PCI loans	$1,163	8 bps	$789	6 bps
Gains on pay-offs of PCI loans	$469	3 bps	$1,714	13 bps

For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment. Fourth quarter 2013 accretion includes $290 thousand of accretion on loans acquired from Bank of Alameda ($288 thousand on non-PCI loans and $2 thousand on PCI loans).

Non-interest income in the fourth quarter of 2013 totaled $2.1 million, compared to $2.0 million in the prior quarter and $1.8 million in the same quarter a year ago. The increase from the prior quarter primarily reflects gains on the sale of securities and higher commission fees. The increase in the fourth quarter of 2013 compared to the same quarter a year ago primarily relates to higher dividend income from the Federal Home Loan Bank of San Francisco, debit card and merchant interchange fees and gains on the sale of securities. The 2013 non-interest income totaled $8.1 million, an increase of $954 thousand, or 13.4% from last year. The increase in 2013 compared to 2012 primarily relates to higher dividend income from the Federal Home Loan Bank of San Francisco, higher Wealth Management and Trust Services fees and higher BOLI income due to a BOLI death benefit in the first quarter of 2013.

Non-interest expense totaled $13.9 million in the fourth quarter of 2013, compared to $10.1 million in the prior quarter and $9.6 million in the same quarter a year ago. The increases in non-interest expense from the prior quarter and same quarter a year ago primarily reflect one-time acquisition-related expenses totaling $3.4 million in the fourth quarter of 2013 (see table below) and higher staffing costs as the Bank continues to grow. Non-interest expense increased from $38.7 million in 2012 to $44.1 million in 2013 for the same reasons mentioned above. We expect approximately $800 thousand remaining one-time acquisition-related expenses to occur in the first quarter of 2014, with the majority relating to data processing and personnel costs.

Acquisition

The following table presents the one-time Acquisition-related expenses recognized:

(Dollars in thousands, unaudited)	Three months ended December 31, 2013	Three months ended September 30, 2013	Year Ended December 31, 2013

Data processing*	$2,807	$—	$2,807
Professional services	289	243	660
Personnel severance	203	—	203
Other	73	1	74
Total	$3,372	$244	$3,744

*Primarily relates to NorCal's core processing system contract termination and deconversion fees.

The following table reflects the estimated fair values of the assets acquired and liabilities assumed related to the Acquisition:

(Dollars in thousands, unaudited)	Acquisition Date November 29, 2013
Assets:
Cash and cash equivalents	$31,804
Investment securities	53,731
Loans	173,759
Core deposit intangible	4,572
Deferred tax asset	4,359
Goodwill	6,190
Bank premises and equipment	203
Other assets	6,299
Total assets acquired	$280,917

Liabilities:
Deposits:
Non-interest bearing	$69,123
Interest bearing
Transaction accounts	57,337
Savings accounts	10,835
Money market accounts	81,464
Other time accounts	22,267
Total deposits	241,026

Junior subordinated debentures	4,950
Other liabilities	408
Total liabilities assumed	$246,384

Merger consideration (cash payment of $16.019 million and $18.514 million in stock)	$34,533

The following table presents the net assets acquired from NorCal and the estimated fair value adjustments:

(Dollars in thousands, unaudited)	Acquisition Date November 29, 2013
Book value of net assets acquired from NorCal	$25,797

Fair value adjustments:
Loans	(3,462)
Junior subordinated debentures	3,298
Core deposit intangible asset	4,572
Time deposits	(14)
Total purchase accounting adjustments	4,394

Deferred tax liabilities (tax effect of purchase accounting adjustments at 42.05%)	(1,848)
Fair value of net assets acquired from NorCal	28,343

Merger consideration	34,533
Less: fair value of net assets acquired	(28,343)
Goodwill	$6,190

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 21 offices in Marin, San Francisco, Napa, Sonoma and Alameda counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than fourteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.8 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2013

(dollars in thousands, except per share data; unaudited)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012

QUARTER-TO-DATE
NET INCOME	$2,345	$4,004	$4,702
DILUTED EARNINGS PER COMMON SHARE	$0.41	$0.72	$0.86
RETURN ON AVERAGE ASSETS (ROA)	0.57%	1.07%	1.28%
RETURN ON AVERAGE EQUITY (ROE)	5.47%	9.91%	12.50%
EFFICIENCY RATIO	78.39%	63.19%	54.42%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.05%	3.99%	4.62%
NET (RECOVERIES)/CHARGE-OFFS	$(266)	$68	$178
NET (RECOVERIES) CHARGE-OFFS TO AVERAGE LOANS	(0.02)%	0.01%	0.02%
YEAR-TO-DATE
NET INCOME	$14,270	$17,817
DILUTED EARNINGS PER COMMON SHARE	$2.57	$3.28
RETURN ON AVERAGE ASSETS (ROA)	0.96%	1.24%
RETURN ON AVERAGE EQUITY (ROE)	8.86%	12.36%
EFFICIENCY RATIO	65.97%	55.04%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.20%	4.74%
NET (RECOVERIES)/CHARGE-OFFS	$(24)	$3,878
NET CHARGE-OFFS TO AVERAGE LOANS	—%	0.38%
AT PERIOD END
TOTAL ASSETS	$1,805,194	$1,483,603	$1,434,749
LOANS:
COMMERCIAL AND INDUSTRIAL	$183,291	$168,840	$176,431
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$241,113	$206,173	$196,406
COMMERCIAL INVESTOR-OWNED	$625,019	$547,337	$509,006
CONSTRUCTION	$31,577	$24,993	$30,665
HOME EQUITY	$98,469	$86,204	$93,237
OTHER RESIDENTIAL	$72,634	$43,572	$49,432
INSTALLMENT AND OTHER CONSUMER LOANS	$17,219	$15,732	$18,775
TOTAL LOANS	$1,269,322	$1,092,851	$1,073,952
NON-ACCRUAL LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$1,187	$1,229	$4,893
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,807	$5,832	$6,843
CONSTRUCTION	$5,218	$7,045	$2,239
HOME EQUITY	$234	$359	$545
OTHER RESIDENTIAL	$660	$1,117	$1,196
INSTALLMENT AND OTHER CONSUMER LOANS	$169	$311	$533
TOTAL NON-ACCRUAL LOANS	$11,678	$17,296	$17,652
CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$31,140	$30,913	$36,916
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$995	$2,213	$588
LOAN LOSS RESERVE TO LOANS	1.12%	1.26%	1.27%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	1.22	x	0.80	x	0.77	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.92%	1.58%	1.64%
TEXAS RATIO[3]	6.58%	9.85%	10.69%
TOTAL DEPOSITS	$1,587,102	$1,292,476	$1,253,289
LOAN TO DEPOSIT RATIO	80.0%	84.6%	85.7%
STOCKHOLDERS' EQUITY	$180,887	$161,711	$151,792
BOOK VALUE PER SHARE	$30.78	$29.61	$28.17
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	9.48%	10.90%	10.58%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	12.5%	13.9%	13.6%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	13.1%	14.1%	13.7%
FULL TIME EQUIVALENT EMPLOYEES	281	234	238

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $12.9 million, $12.6 million and $10.8 million at December 31, 2013, September 30, 2013 and December 31, 2012, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $5.7 million, $2.2 million and $3.0 million that were accreting interest at December 31, 2013, September 30, 2013 and December 31, 2012, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $7.1 million at December 31, 2013, $3.6 million at September 30, 2013 and $4.5 million at December 31, 2012.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets.
[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2013, September 30, 2013 and December 31, 2012

(in thousands, except share data; unaudited)	December 31, 2013	September 30, 2013	December 31, 2012
Assets
Cash and due from banks	$103,773	$99,358	$28,349
Investment securities
Held to maturity, at amortized cost	122,495	130,085	139,452
Available for sale (at fair value; amortized cost $245,158, $118,353 and $150,420 at December 31, 2013, September 30, 2013 and December 31, 2012, respectively)	243,998	119,340	153,962
Total investment securities	366,493	249,425	293,414
Loans, net of allowance for loan losses of $14,224, $13,808 and $13,661 at December 31, 2013, September 30, 2013 and December 31, 2012, respectively	1,255,098	1,079,043	1,060,291
Bank premises and equipment, net	9,110	8,947	9,344
Interest receivable and other assets	70,720	46,830	43,351
Total assets	$1,805,194	$1,483,603	$1,434,749

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$648,191	$537,104	$389,722
Interest bearing
Transaction accounts	137,748	76,221	169,647
Savings accounts	118,770	102,898	93,404
Money market accounts	520,525	437,247	443,742
CDARS® time accounts	400	1,474	15,718
Other time accounts	161,468	137,532	141,056
Total deposits	1,587,102	1,292,476	1,253,289
Federal Home Loan Bank borrowings	15,000	15,000	15,000
Junior subordinated debentures	4,969	—	—
Interest payable and other liabilities	17,236	14,416	14,668
Total liabilities	1,624,307	1,321,892	1,282,957

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,877,524, 5,462,061 and 5,389,210 at December 31, 2013, September 30, 2013 and December 31, 2012, respectively	80,095	60,982	58,573
Retained earnings	101,464	100,157	91,164
Accumulated other comprehensive (loss) income, net	(672)	572	2,055
Total stockholders' equity	180,887	161,711	151,792
Total liabilities and stockholders' equity	$1,805,194	$1,483,603	$1,434,749

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income
Interest and fees on loans	$14,358	$13,049	$14,634	$54,408	$59,403
Interest on investment securities
Securities of U.S. government agencies	810	553	680	2,573	3,195
Obligations of state and political subdivisions	615	524	565	2,214	1,789
Corporate debt securities and other	271	311	353	1,245	1,165
Interest on Federal funds sold and due from banks	75	34	66	120	214
Total interest income	16,129	14,471	16,298	60,560	65,766
Interest expense
Interest on interest bearing transaction accounts	17	12	14	52	151
Interest on savings accounts	10	9	16	35	88
Interest on money market accounts	124	101	145	419	689
Interest on CDARS® time accounts	—	1	11	8	83
Interest on other time accounts	232	226	241	914	1,068
Interest on borrowed funds	79	80	80	322	497
Interest on junior subordinated debentures	35	—	—	35	—
Total interest expense	497	429	507	1,785	2,576
Net interest income	15,632	14,042	15,791	58,775	63,190
Provision for (reversal of) loan losses	150	(480)	700	540	2,900
Net interest income after provision for loan losses	15,482	14,522	15,091	58,235	60,290
Non-interest income
Service charges on deposit accounts	517	509	529	2,062	2,130
Wealth Management and Trust Services	544	532	513	2,162	1,964
Debit card interchange fees	284	288	261	1,104	1,015
Merchant interchange fees	199	196	177	822	739
Earnings on Bank-owned life Insurance	188	179	190	954	762
Gain (loss) on sale of securities	34	(35)	—	(1)	(34)
Other income	297	284	146	963	536
Total non-interest income	2,063	1,953	1,816	8,066	7,112
Non-interest expense
Salaries and related benefits	5,857	5,389	5,010	21,974	21,139
Occupancy and equipment	1,182	1,040	1,098	4,347	4,230
Depreciation and amortization	363	343	334	1,395	1,355
Federal Deposit Insurance Corporation insurance	240	244	245	921	917
Data processing	3,477	612	652	5,334	2,514
Professional services	869	775	720	2,985	2,340
Other expense	1,883	1,704	1,523	7,136	6,199
Total non-interest expense	13,871	10,107	9,582	44,092	38,694
Income before provision for income taxes	3,674	6,368	7,325	22,209	28,708
Provision for income taxes	1,329	2,364	2,623	7,939	10,891
Net income	$2,345	$4,004	$4,702	$14,270	$17,817
Net income per common share:
Basic	$0.42	$0.74	$0.88	$2.62	$3.34
Diluted	$0.41	$0.72	$0.86	$2.57	$3.28
Weighted average shares used to compute net income per common share:
Basic	5,585	5,433	5,357	5,457	5,341
Diluted	5,697	5,538	5,451	5,558	5,438
Dividends declared per common share	$0.19	$0.18	$0.18	$0.73	$0.70
Comprehensive income
Net income	$2,345	$4,004	$4,702	$14,270	$17,817
Other comprehensive income (loss)
Change in net unrealized gain on available for sale securities	(2,113)	(621)	16	(4,703)	752
Reclassification adjustment for (gain) loss on sale of securities included in net income	(34)	35	—	1	34
Net change in unrealized gain on available for sale securities, before tax	(2,147)	(586)	16	(4,702)	786
Deferred tax (benefit) expense	(903)	(246)	6	(1,975)	330
Other comprehensive (loss) income, net of tax	(1,244)	(340)	10	(2,727)	456
Comprehensive income	$1,101	$3,664	$4,712	$11,543	$18,273

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2013			September 30, 2013			December 31, 2012
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$116,627	$75	0.25%	$61,409	$34	0.22%	$80,884	$66	0.32%
Investment securities [2,3]	285,537	1,873	2.62%	254,515	1,539	2.42%	265,316	1,779	2.68%
Loans [1,3,4]	1,143,509	14,563	4.98%	1,093,846	13,248	4.74%	1,020,737	14,788	5.67%
Total interest-earning assets [1]	1,545,673	16,511	4.18%	1,409,770	14,821	4.11%	1,366,937	16,633	4.76%
Cash and non-interest-bearing due from banks	43,385			32,482			44,225
Bank premises and equipment, net	9,033			9,092			9,173
Interest receivable and other assets, net	44,278			34,796			37,512
Total assets	$1,642,369			$1,486,140			$1,457,847
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$99,116	$17	0.07%	$78,109	$12	0.06%	$160,605	$14	0.03%
Savings accounts	108,229	10	0.03%	100,730	9	0.03%	91,609	16	0.07%
Money market accounts	475,051	124	0.10%	431,332	101	0.09%	442,006	145	0.13%
CDARS® time accounts	889	—	—%	2,873	1	0.14%	22,497	11	0.19%
Other time accounts	146,549	232	0.63%	137,733	226	0.65%	141,375	241	0.68%
FHLB borrowings [1]	15,003	79	2.07%	15,000	80	2.07%	15,010	80	2.08%
Junior subordinated debentures [1]	1,616	35	8.48%	—	—	—%	—	—	—%
Total interest-bearing liabilities	846,453	497	0.23%	765,777	429	0.22%	873,102	507	0.23%
Demand accounts	610,261			547,634			420,517
Interest payable and other liabilities	15,498			12,409			14,524
Stockholders' equity	170,157			160,320			149,704
Total liabilities & stockholders' equity	$1,642,369			$1,486,140			$1,457,847
Tax-equivalent net interest income/margin [1]		$16,014	4.05%		$14,392	3.99%		$16,126	4.62%
Reported net interest income/margin [1]		$15,632	3.96%		$14,042	3.90%		$15,791	4.52%
Tax-equivalent net interest rate spread			3.95%			3.89%			4.53%

	Year ended			Year ended
	December 31, 2013			December 31, 2012
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$47,401	$120	0.25%	$80,643	$214	0.26%
Investment securities [2,3]	272,767	6,648	2.44%	234,014	6,829	2.92%
Loans [1,3,4]	1,092,885	55,157	4.98%	1,023,165	59,991	5.77%
Total interest-earning assets [1]	1,413,053	61,925	4.32%	1,337,822	67,034	4.93%
Cash and non-interest-bearing due from banks	32,903			51,301
Bank premises and equipment, net	9,214			9,183
Interest receivable and other assets, net	38,993			36,155
Total assets	$1,494,163			$1,434,461
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$97,336	$52	0.05%	$152,778	$151	0.10%
Savings accounts	100,185	35	0.03%	86,670	88	0.10%
Money market accounts	437,441	419	0.10%	436,281	689	0.16%
CDARS® time accounts	5,416	8	0.15%	30,016	83	0.28%
Other time accounts	140,334	914	0.65%	144,106	1,068	0.74%
FHLB borrowings and overnight borrowings [1]	19,054	322	1.67%	16,205	345	2.09%
Junior subordinated debentures and subordinated debenture[1]	407	35	8.48%	3,552	152	4.21%
Total interest-bearing liabilities	800,173	1,785	0.22%	869,608	2,576	0.30%
Demand accounts	518,986			406,861
Interest payable and other liabilities	13,970			13,881
Stockholders' equity	161,034			144,111
Total liabilities & stockholders' equity	$1,494,163			$1,434,461
Tax-equivalent net interest income/margin [1]		$60,140	4.20%		$64,458	4.74%
Reported net interest income/margin [1]		$58,775	4.10%		$63,190	4.65%
Tax-equivalent net interest rate spread			4.10%			4.63%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders'
equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.